UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 14, 2018

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412		13-3641539
(Commission File Number)		(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York		10965
(Address of Principal Executive Offices)		(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 14, 2018, Hudson Technologies Company (“HTC”), an indirect subsidiary of Hudson Technologies, Inc. (the “Company”), and HTC’s affiliates Hudson Holdings, Inc. and Aspen Refrigerants, Inc. (formerly known as Airgas-Refrigerants, Inc.), as borrowers (collectively, the “Borrowers”), and the Company as a guarantor, entered into a Waiver and Second Amendment to Term Loan Credit and Security Agreement (the “Second Amendment”) with U.S. Bank National Association, as collateral agent and administrative agent, and the various lenders thereunder.

The Second Amendment superseded interim waivers and amended the Term Loan Credit and Security Agreement dated October 10, 2017 (the “Term Loan Agreement”) to waive compliance with the existing total leverage ratio financial covenant at June 30, 2018, as previously amended. The Second Amendment also provides that on October 15, 2018, the Company and the Borrowers shall provide a certificate setting forth the total leverage ratio as of the four fiscal quarter period ending September 30, 2018 and the failure to maintain, as of the end of such four fiscal quarter period, the total leverage ratio required under the Term Loan Agreement, or deliver the aforementioned certificate shall, in each case, constitute an immediate event of default under the Term Loan Agreement.

In addition, the Second Amendment also: (i) increases the interest rate by 300 basis points effective July 1, 2018; (ii) waives the existing prepayment premium in the Term Loan Agreement in the event the term loan is repaid in full prior to March 31, 2020; (iii) adds an exit fee equal to three percent (3.00%) of the outstanding principal balance of the term loans on the date of the Second Amendment (provided, that payment of the exit fee is waived in the event that the term loan is repaid in full prior to January 1, 2020, and provided further that the exit fee is reduced to one-and-one-half percent (1.50%) in the event that the term loan is repaid in full on or after January 1, 2020 but prior to March 31, 2020); (iv) restricts acquisitions and other equity investments prior to September 30, 2018; (v) waived the requirement to deliver the Company’s Form 10-Q for the quarter ended June 30, 2018 by August 14, 2018; and (vi) required payment of a one-time waiver fee equal to one percent (1.00%) of the outstanding term loans.

The description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment which is filed as Exhibit 10.1 to this Report.

Item 8.01	Other Events

On August 9, 2018, the Company filed a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”) in which it reported that the Company was operating under a waiver and amendment to its term loan credit and security agreement with U.S. Bank National Association, as agent, and the term loan lenders (“Term Loan”). The prior waiver ran through August 14, 2018, and discussions were continuing with respect to an amendment of the Term Loan’s existing total leverage ratio financial covenant and certain other terms, which the Company previously expected to complete on or before August 14, 2018. As a result of the potential balance sheet impact of foregoing discussions, the Company was not in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (the “10-Q”) on a timely basis.

On August 14, 2018, the Company entered into the Second Amendment described in Item 2.03 above. The Second Amendment, while providing a further interim waiver, does not resolve the potential balance sheet impact described above and the Company, the Borrowers and the lenders are continuing discussions with respect to a further amendment of the Term Loan’s existing total leverage ratio financial covenant and certain other terms not later than September 30, 2018. There can be no assurance that the Company will reach timely agreement with respect to a further amendment on acceptable terms or at all. Failure to reach such an agreement could have a material adverse effect on the Company’s financial position.

Based upon the foregoing additional information, the Company has determined that such discussions would not be completed in time to allow the 10-Q to be filed in the timeframe previously disclosed in the Form 12b-25.

The Company is working diligently to resolve these matters and management currently believes that the Company will be in a position to file the aforementioned 10-Q not later than September 30, 2018.

The Company issued a press release with respect to the foregoing matters, a copy of which is filed as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Waiver and Second Amendment to Term Loan Credit and Security Agreement

99.1	Press Release dated August 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2018

HUDSON TECHNOLOGIES, INC.

By:	/s/	Nat Krishnamurti
Name:		Nat Krishnamurti
Title:		Chief Financial Officer

4